EXECUTION VERSION

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of the 5th day of July, 2013 by and among YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”), the stockholders of the Company set forth on the signature page hereto (each a “Key Holder” and collectively the “Key Holders”), and C Media Limited as the holder of the Company’s Series D Preferred Stock (the “Investor”, and together with the Key Holders, the “Major Stockholders”).

W I T N E S S E T H :

WHEREAS, the Company and the Investor are parties to the Series D Preferred Stock Purchase Agreement of even date herewith (the “Series D Purchase Agreement”), pursuant to which the Investor is purchasing shares of the Company’s Series D Preferred Stock;

WHEREAS, as part of the Series D Purchase Agreement, the Company and Investor, have agreed to negotiate in good faith a Series E Preferred Stock Purchase Agreement (the “Series E Purchase Agreement” and together with the Series D Purchase Agreement, the “Purchase Agreements”), providing for, among other things, the issuance and sale of shares of the Series E Convertible Preferred Stock of the Company, par value $0.001 (the “Series E”) per share, pursuant to the terms and conditions of the Series E Purchase Agreement; and

WHEREAS, the Series D Purchase Agreement provides that, as a condition to the closing of the sale of the Series D Preferred Stock, this Agreement must be executed and delivered by the Investor, the Key Holders, and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

THE PARTIES AGREE AS FOLLOWS:

1.         Restrictions on Transfer of Shares by Major Stockholders. Except as otherwise provided in the Purchase Agreements or this Agreement, each Major Stockholder will not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way all or any part of or any interest in the Equity Securities (as defined below) now or hereafter owned or held by the Major Stockholder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

2.         Definitions.

(a)        Co-Sale Pro Rata Share. For purposes of this Agreement, the term “Co-Sale Pro Rata Share” means the fraction obtained by dividing (i) the number of shares of the Company’s Common Stock constituting or underlying all Equity Securities then held by the Major Stockholder by (ii) the sum of the total number of shares of the Company’s Common Stock constituting or underlying all Equity Securities.

(b)        Employment Agreement. For purposes of this Agreement, the term “Employment Agreement” shall mean that certain Employment Agreement to be entered between the Company and Shane McMahon upon the closing of the issuance and sale of the Series E Purchase Agreement in the form attached to the Series E Purchase Agreement.

(c)        Equity Securities. For purposes of this Agreement, the term “Equity Securities” shall mean any securities having voting rights in the election of the Board of Directors of the Company not contingent upon default, any securities evidencing an ownership interest in the Company, any securities convertible into or exercisable for any shares of the foregoing or any agreement or commitment to issue any of the foregoing.

(d)        Exempt Issuance. For the purposes of this Agreement, the term “Exempt Issuance” means the issuance of (i) shares of Common Stock or options to employees, officers, directors, consultants or advisors of the Company pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (ii) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Series D Purchase Agreement, provided that such securities have not been amended since the date of the Series D Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities (for the avoidance of doubt, the issuance of any securities which may be issuable to Weicheng Liu pursuant to that certain Ordinary Share Purchase Agreement, dated August 30, 2010, shall be deemed to be Exempt Issuances pursuant to this subsection (ii)), (iii) securities issued upon the declaration of a dividend on any Equity Securities, (iv) securities issued in connection with technology licenses, development, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company, but not to the extent such transactions constitute capital raising transactions, (v) securities issued to consultants of the Company in the ordinary course of business, (vi) securities issued in connection with a merger, consolidation or similar transaction between the Company and C Media Limited, Chum Capital Group Limited, any Affiliate of C Media Limited or Chum Capital Group Limited, or any assignee of right under the Purchase Agreements of C Media Limited or Chum Capital Group Limited and (g) securities issued to officers of the Company in lieu of cash payments for salary or any other compensation, but not to the extent such transactions constitute capital raising transactions.

(e)        Qualified Public Offering. For purposes of this Agreement, the term “Qualified Public Offering” means an underwritten public offering conducted by the Company in which it raises gross proceeds of at least $20 million.

3.         Agreements Among the Company, the Investor and the Key Holders.

    3.1       Rights of Refusal.

(a)        Transfer Notice. If at any time any Key Holder or the Investor (a “Transferring Stockholder”) proposes to transfer Equity Securities to one or more bona fide third parties pursuant to an understanding with such third parties (a “Transfer”), then the Transferring Stockholder shall give the Company and the other Major Stockholders (the “Remaining Major Stockholders”) written notice of the Transferring Stockholder’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferring Stockholder in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)        Company’s Option. The Company shall have an option for a period of ten (10) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all of the Offered Shares by notifying the Transferring Stockholder in writing before expiration of the such ten (10) day period. If the Company gives the Transferring Stockholder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(e). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 3.1(b) within the period provided, the Offered Shares shall be subject to the options granted to the Remaining Major Stockholders pursuant to this Agreement.

(c)        Additional Transfer Notice. If the Company has declined to purchase all of the Offered Shares pursuant to Section 3.1(b), the Transferring Stockholder shall, within five (5) days of the Company’s decline, give the Remaining Major Stockholders an “Additional Transfer Notice” which shall include all of the information and certifications required in a Transfer Notice and reference the Remaining Major Stockholders’ rights of first refusal and co-sale with respect to the proposed Transfer pursuant to this Agreement.

(d)        Remaining Major Stockholders’ Option. The Remaining Major Stockholders shall have an option for a period of twenty (20) days from the day on which it received the Additional Transfer Notice from the Transferring Stockholder set forth in Section 3.1(c) to elect to purchase all of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. The Remaining Major Stockholders may exercise such purchase option and, thereby, purchase all of the Offered Shares (in such proportions as they may mutually agree, or in the absence of such agreement, in an amount equal to the number of Offered Shares multiplied by a fraction in which the numerator is the number of shares of Equity Securities owned by such Remaining Major Stockholder and the denominator of which is the number of shares of Equity Securities owned by all Remaining Major Stockholder exercising the purchase option), by notifying the Transferring Stockholder and the Company in writing, before expiration of the twenty (20) day period. Any Major Stockholder exercising its purchase option shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates, provided that it notifies the Transferring Stockholder of such allocation. If one or more of the Remaining Major Stockholders gives the Transferring Stockholder notice that it (or they) desires to purchase all of the Offered Shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(e).

(e)        Forfeiture of Rights. Notwithstanding the foregoing, if the total number of Offered Shares that the Remaining Major Stockholders have agreed to purchase is less than the total number of Offered Shares, then the Remaining Major Stockholders shall be deemed to have forfeited any right to purchase such Offered Shares, and the Transferring Stockholder shall be free to sell all, but not less than all, of the Offered Shares to a bona fide third party on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms set forth in Section 3.2; (ii) any future Transfer shall remain subject to the terms and conditions of this Agreement including this Section 3; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall become subject to the Right of First Refusal on the terms set forth herein.

(f)         Valuation of Property. Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company or the Remaining Major Stockholders, as applicable, shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Transferring Stockholder and the Company or the Remaining Major Stockholders, as applicable, cannot agree on such cash value within ten (10) days after the Company’s receipt of the Transfer Notice or the Remaining Major Stockholders’ receipt of the Additional Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferring Stockholder and the Company or the Remaining Major Stockholders, as applicable, or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the Transfer Notice or the Remaining Major Stockholders’ receipt of the Additional Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Transferring Stockholder and the Company or the Remaining Major Stockholders exercising their purchase rights, as applicable. If the time for the closing of the Company’s purchase or the Remaining Major Stockholders’ purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

 3.2       Right of Co-Sale.

(a)        To the extent the Company and the Remaining Major Stockholders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 3.1, then the Remaining Major Stockholders may notify the Transferring Stockholder in writing within twenty (20) days after receipt of the Transfer Notice referred to in Section 3.1(a), and shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice (such participating Major Stockholders referred to as “Co-Sale Stockholders”). Such notice to the Transferring Stockholder shall indicate the number of shares of Equity Securities the Co-Sale Stockholders wish to sell under their rights to participate.

(b)        The Co-Sale Stockholders may sell up to that number of shares of Equity Securities (including shares of Common Stock issuable upon conversion of Series A Preferred Stock, Series D Preferred Stock, any other convertible securities hereafter issued) owned by the Co-Sale Stockholders on the date of the Transfer Notice equal to the product of (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice, times (ii) the Co-Sale Stockholders’Co-Sale Pro Rata Share.

(c)        The Co-Sale Stockholders shall effect their respective participations in the sale by promptly delivering to the Transferring Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

     (i)         the type and number of shares of Equity Securities which such Co-Sale Stockholder elects to sell; or

     (ii)        that number of shares of Equities Securities which are at such time convertible into the number of shares of Common Stock which such Co-Sale Stockholder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Common Stock, the Co-Sale Stockholder shall, to the extent feasible, convert such Equity Securities into Common Stock and deliver Common Stock as provided in this Section 3.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)        The stock certificate or certificates that the Co-Sale Stockholders delivers to the Transferring Stockholder pursuant to Section 3.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferring Stockholder shall concurrently therewith remit to the Co-Sale Stockholders that portion of the sale proceeds to which they are entitled by reason of their participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from the Co-Sale Stockholders exercising their rights of co-sale hereunder (e.g., by refusing to accept Common Stock in lieu of another Equity Security), the Transferring Stockholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Transferring Stockholder shall purchase such shares or other securities from such Co-Sale Stockholders for the same consideration (on an as-converted basis, if applicable) and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

(e)        The Investor shall not be required in connection with any such transaction to make any representation, warranty or covenant other than a representation as to its power and authority to effect such transfer and as to its title to the securities to be transferred by it.

(f)         This Section 3.2 shall terminate upon the earliest of (i) the Company’s termination of Shane McMahon without Cause (as defined in the Employment Agreement), (ii) Shane’s voluntary termination for Good Reason (as defined in the Employment Agreement), or (iii) the date the Company gives notice it will not renew the term of the Employment Agreement.

 3.3       Non-Exercise of Rights. To the extent that the Company and the Remaining Major Stockholders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 3.1 and the Co-Sale Stockholders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 3.2, the Transferring Stockholder shall have a period of ninety (90) days from the expiration of such rights in which to sell the Offered Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event the Transferring Stockholder does not consummate the sale or disposition of the Offered Shares within the ninety (90) day period from the expiration of these rights, the Company’s first refusal rights and the Remaining Major Stockholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferring Stockholder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Major Stockholders under this Section 3 to purchase Equity Securities from the Transferring Stockholder or participate in sales of Equity Securities by the Transferring Stockholder shall not adversely affect their rights to make subsequent purchases from any Transferring Stockholder of Equity Securities or subsequently participate in sales of Equity Securities by any Transferring Stockholder.

3.4        Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 3.1 and 3.2 of this Agreement, any Major Stockholder may (i) sell, in one or more open-market transactions or private sales, shares in an amount up to the greater of (x) two percent (2%) of the Company’s outstanding Equity Securities and (y) twenty percent (20%) of the shares of the Company’s Equity Securities held by such Major Stockholder, as of the date of this Agreement, without triggering the provisions of Sections 3.1 and 3.2, and (ii) sell or otherwise assign, with or without consideration, Equity Securities to any spouse or member of such Major Stockholder’s immediate family, to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of such Major Stockholder’s spouse or members of such Major Stockholder’s immediate family, to a trust for such Major Stockholder’s own self, to a charitable remainder trust or to a partner or affiliate of such Major Stockholder, provided that each such transferee or assignee, prior to the completion of the sale, transfer or assignment shall have executed documents assuming the obligations of the Major Stockholder under this Agreement with respect to the transferred securities.

3.5        Prohibited Transfers.

(a)        In the event any Transferring Stockholder should sell any Equity Securities in contravention of the co-sale rights under Section 3.2 (a “Prohibited Transfer”), the Remaining Major Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferring Stockholder shall be bound by the applicable provisions of such option.

(b)        Notwithstanding the foregoing, any attempt by any Major Stockholder to transfer Equity Securities in violation of Section 3 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of the Remaining Major Stockholders.

(c)        In the event that the Company fails to comply with Section 3.5(b) hereof, and as such a Prohibited Transfer is consummated, the Remaining Major Stockholders shall have the right to sell to the Transferring Stockholder the type and number of shares of Equity Securities equal to the number of shares the Remaining Major Stockholders would have been entitled to transfer to the third-party transferee(s) under Section 3.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

     (i)         The price per share at which the shares are to be sold to the Transferring Stockholder shall be equal to the price per share paid by the third-party transferee(s) to the Transferring Stockholder in the Prohibited Transfer (on an as-converted basis, if applicable). The Transferring Stockholder shall also reimburse the Remaining Major Stockholders for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Remaining Major Stockholders’ rights under Section 3.

     (ii)        Within ninety (90) days after the later of the dates on which the Remaining Major Stockholders (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, the Remaining Major Stockholders shall, if exercising the option created hereby, deliver to the Transferring Stockholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

     (iii)       The Transferring Stockholder shall, upon receipt of the certificate or certificates for the shares to be sold by the Remaining Major Stockholders, pursuant to this Section 3.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 3.5(b), in cash, certified check or by wire transfer of immediately available funds to an account designated by the Remaining Major Stockholders.

4.         Preemptive Rights. Except for Exempt Issuances, if the Company proposes to issue any Equity Securities, the Company shall give notice of such intent, which notice shall specify the price, amount and rights of the Equity Securities and other terms of the proposed issuance (the “Preemptive Rights Offering Notice”) to the Investor and Shane McMahon (“McMahon”). Each of the Investor and McMahon shall have the right to purchase, upon the same terms as specified in the Preemptive Rights Offering Notice, that number of additional Equity Securities proposed to be to be issued by the Company equal to the product of (a) the number of Equity Securities the Company proposes to issue and (b) a fraction, the numerator of which is the number of Equity Securities held by the Investor or McMahon (as the case may be), on a fully diluted basis, immediately prior to the issuance, and the denominator of which is the total number of Equity Securities outstanding, immediately prior to the issuance, on a fully diluted basis. Each of the Investor and McMahon that wishes to exercise rights under this Section 4 shall give irrevocable notice to the Company of such decision within ten (10) days after the giving of the Preemptive Rights Offering Notice. In the event either exercises its/his rights, the closing of such sale to the Investor and/or McMahon shall be within sixty (60) days after the expiration of the ten (10) day period. If either the Investor or McMahon do not exercise their rights under this Section 4, the Company shall have ninety (90) days after the expiration of the ten (10) day period to consummate a sale with another investor, upon terms, including price, no more favorable to the prospective investor than those specified in the Preemptive Rights Offering Notice.

5.         Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of a Major Stockholder hereunder are only assignable to a spouse or member of such Major Stockholder’s immediate family, to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of such Major Stockholder’s spouse or members of such Major Stockholder’s immediate family, to a trust for such Major Stockholder’s own self, to a charitable remainder trust or to a partner or affiliate of such Major Stockholder who acquires all of the Equity Securities owned by such Major Stockholder in a single transaction or series of related transactions. Notwithstanding the foregoing, Investor may assign its rights hereunder to an affiliate.

6.         Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the Major Stockholder shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

7.         Effect of Change in Company’s Capital Structure. Appropriate adjustments shall be made in the number and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company.

8.         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid, addressed (i) in the case of the Key Holder or Investor to the address as set forth in the Company’s records or such other address as the Key Holder or Investor may designate in writing from time to time, (ii) in the case of the Company, to its principal office, and (iii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing.

9.         Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Key Holder agrees to cooperate affirmatively with the Company and the Investor, to the extent reasonably requested by the Company or the Investor, to enforce rights and obligations pursuant hereto.

10.       Term. This Agreement shall terminate upon the earlier of (i) the closing of a Qualified Public Offering, (ii) such date as the Series D Preferred Stock is redeemed pursuant to the Series D Certificate of Designations, (iii) such time as the number of shares of the Company’s Common Stock, including Common Stock underlying any Equity Securities, held by the Investor is less than 25% of the total number of shares of the Company’s Common Stock constituting or underlying all Equity Securities held by the Investor as of (x) the closing of the transactions contemplated by the Series D Purchase Agreement or (y) the Series E Closing (if such closing shall have been consummated), and (iv) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity.

11.       Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereto, and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties to this Agreement. This Agreement shall be interpreted under the laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York.

12.       Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the written consent of the Key Holders, and the written consent of the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

13.       Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

14.       Attorney’s Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

15.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic or PDF transmission.

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IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

YOU ON DEMAND HOLDINGS, INC.

By:	/s/ Mark Urbach
Name:	Mark Urbach
Title:	President & CEO

[Signature Page to Right of First Refusal and Co-Sale Agreement]

INVESTOR:

C MEDIA LIMITED

By:	/s/ Xuesong Song
Name:	Xuesong Song
Title:	Chairman and CEO

[Signature Page to Right of First Refusal and Co-Sale Agreement]

KEY HOLDERS:

/s/ Shane McMahon
Shane McMahon

/s/ Weicheng Liu
Weicheng Liu

[Signature Page to Right of First Refusal and Co-Sale Agreement]